Exhibit 1.1

EXECUTION VERSION

BOSTON SCIENTIFIC CORPORATION

25,550,000 Shares of Common Stock

Underwriting Agreement

May 21, 2020

J.P. Morgan Securities LLC
BofA Securities, Inc.
As Representatives of the
   several Underwriters listed
   in Schedule 1 hereto

c/o J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

c/o BofA Securities, Inc.

One Bryant Park

New York, New York 10036

Ladies and Gentlemen:

Boston Scientific Corporation, a Delaware corporation (the “Company”), proposes to issue and sell to the several underwriters listed in Schedule 1 hereto (the “Underwriters”), for whom you are acting as representatives (the “Representatives”), an aggregate of 25,550,000 shares of common stock, $0.01 par value per share, of the Company (the “Underwritten Shares”) and, at the option of the Underwriters, up to an additional 3,832,500 shares of Common Stock of the Company (the “Option Shares”). The Underwritten Shares and the Option Shares are herein referred to as the “Shares”. The shares of Common Stock of the Company to be outstanding after giving effect to the sale of the Shares are referred to herein as the “Stock”.

The Company is concurrently publicly offering (the “Mandatory Convertible Preferred Stock Offering”) shares of its Mandatory Convertible Preferred Stock, Series A, with a liquidation preference of $100.00 per share (the “Mandatory Convertible Preferred Stock”) pursuant to a separate underwriting agreement.

The Company hereby confirms its agreement with the several Underwriters concerning the purchase and sale of the Shares, as follows:

1.         Registration Statement. The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Securities Act”), a registration statement (File No. 333-238526), including a prospectus, relating to the Shares. Such registration statement, as amended at the time it became effective, including the information, if any, deemed pursuant to Rule 430B under the Securities Act to be part of the registration statement at the time of its effectiveness (“Rule 430

Information”), is referred to herein as the “Registration Statement”; and as used herein, the term “Preliminary Prospectus” means each prospectus included in such registration statement (and any amendments thereto) before effectiveness, any prospectus filed with the Commission pursuant to Rule 424(a) under the Securities Act and the prospectus included in the Registration Statement at the time of its effectiveness that omits Rule 430 Information, and the term “Prospectus” means the prospectus in the form first used (or made available upon request of purchasers pursuant to Rule 173 under the Securities Act) in connection with confirmation of sales of the Shares. If the Company has filed an abbreviated registration statement pursuant to Rule 462(b) under the Securities Act (the “Rule 462 Registration Statement”), then any reference herein to the term “Registration Statement” shall be deemed to include such Rule 462 Registration Statement. Any reference in this underwriting agreement (this “Agreement”) to the Registration Statement, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act, as of the effective date of the Registration Statement or the date of such Preliminary Prospectus or the Prospectus, as the case may be, and any reference to “amend”, “amendment” or “supplement” with respect to the Registration Statement, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any documents filed after such date under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Exchange Act”) that are deemed to be incorporated by reference therein. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Registration Statement and the Prospectus.

At or prior to the Applicable Time (as defined below), the Company had prepared the following information (collectively with the pricing information set forth on Annex A, the “Pricing Disclosure Package”): a Preliminary Prospectus dated May 20, 2020 and each “free-writing prospectus” (as defined pursuant to Rule 405 under the Securities Act) listed on Annex A hereto.

“Applicable Time” means 7:00 P.M., New York City time, on May 21, 2020.

2.         Purchase of the Shares.

(a)       The Company agrees to issue and sell the Underwritten Shares to the several Underwriters as provided in this Agreement, and each Underwriter, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, agrees, severally and not jointly, to purchase at a price per share of $33.2225 (the “Purchase Price”) from the Company the respective number of Underwritten Shares set forth opposite such Underwriter’s name in Schedule 1 hereto.

In addition, the Company agrees to issue and sell the Option Shares to the several Underwriters as provided in this Agreement, and the Underwriters, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, shall have the option to purchase, severally and not jointly, from the Company the Option Shares at the Purchase Price less an amount per share equal to any dividends or distributions declared by the Company and payable on the Underwritten Shares but not payable on the Option Shares.

If any Option Shares are to be purchased, the number of Option Shares to be purchased by each Underwriter shall be the number of Option Shares which bears the same ratio to the aggregate number of Option Shares being purchased as the number of Underwritten Shares set forth opposite the name of such Underwriter in Schedule 1 hereto (or such number increased as set forth in Section 10 hereof) bears to the aggregate number of Underwritten Shares being purchased from the Company by the several Underwriters, subject, however, to such adjustments to eliminate any fractional Shares as the Representatives in their sole discretion shall make.

The Underwriters may exercise the option to purchase Option Shares at any time in whole, or from time to time in part, on or before the thirtieth day following the date of the Prospectus, by written notice from the Representatives to the Company. Such notice shall set forth the aggregate number of Option Shares as to which the option is being exercised and the date and time when the Option Shares are to be delivered and paid for, which may be the same date and time as the Closing Date (as hereinafter defined) but shall not be earlier than the Closing Date nor later than the tenth full business day (as hereinafter defined) after the date of such notice (unless such time and date are postponed in accordance with the provisions of Section 10 hereof). Any such notice shall be given at least two business days prior to the date and time of delivery specified therein.

(b)       The Company understands that the Underwriters intend to make a public offering of the Shares, and initially to offer the Shares on the terms set forth in the Pricing Disclosure Package. The Company acknowledges and agrees that the Underwriters may offer and sell Shares to or through any affiliate of an Underwriter.

(c)       Payment for the Shares shall be made by wire transfer in immediately available funds to the account specified by the Company to the Representatives in the case of the Underwritten Shares, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017 at 10:00 A.M. New York City time on May 27, 2020, or at such other time or place on the same or such other date, not later than the fifth business day thereafter, as the Representatives and the Company may agree upon in writing or, in the case of the Option Shares, on the date and at the time and place specified by the Representatives in the written notice of the Underwriters’ election to purchase such Option Shares. The time and date of such payment for the Underwritten Shares is referred to herein as the “Closing Date”, and the time and date for such payment for the Option Shares, if other than the Closing Date, is herein referred to as the “Additional Closing Date”.

Payment for the Shares to be purchased on the Closing Date or the Additional Closing Date, as the case may be, shall be made against delivery to the Representatives for the respective accounts of the several Underwriters of the Shares to be purchased on the Closing Date or the Additional Closing Date, as the case may be, with any transfer taxes payable in connection with the sale of such Shares duly paid by the Company. Delivery of the Shares shall be made through the facilities of The Depository Trust Company unless the Representatives shall otherwise instruct.

(d)       The Company acknowledges and agrees that the Representatives and the other Underwriters are acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of Shares contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. Additionally, neither the Representatives nor any other Underwriter is advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and neither the Representatives nor the other Underwriters shall have any responsibility or liability to the Company with respect thereto. Any review by the Representatives and the other Underwriters of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Underwriters and shall not be on behalf of the Company.

3.         Representations and Warranties of the Company. The Company represents and warrants to each Underwriter that:

(a)       Preliminary Prospectus. No order preventing or suspending the use of any Preliminary Prospectus has been issued by the Commission, and each Preliminary Prospectus included in the Pricing Disclosure Package, at the time of filing thereof, complied in all material respects with the Securities Act, and no Preliminary Prospectus, at the time of filing thereof, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use in any Preliminary Prospectus, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 7(b) hereof.

(b)       Pricing Disclosure Package. The Pricing Disclosure Package as of the Applicable Time did not, and as of the Closing Date and as of the Additional Closing Date, as the case may be, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use in such Pricing Disclosure Package, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 7(b) hereof. No statement of material fact included in the Prospectus has been omitted from the Pricing Disclosure Package and no statement of material fact included in the Pricing Disclosure Package that is required to be included in the Prospectus has been omitted therefrom.

(c)       Issuer Free Writing Prospectus. Other than the Registration Statement, the Preliminary Prospectus and the Prospectus, the Company (including its agents and representatives, other than the Underwriters in their capacity as such) has not prepared, made, used, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any “written communication” (as defined in Rule 405 under the Securities Act) that constitutes an offer to sell or solicitation of an offer to buy the Shares (each such communication by the Company or its agents and representatives (other than a communication referred to in clause (i) below) an “Issuer Free Writing Prospectus”) other than (i) any document not constituting a prospectus pursuant to Section 2(a)(10)(a) of the Securities Act or Rule 134 under the Securities Act or (ii) the documents listed on Annex A hereto, each electronic road show and any other written communications approved in writing in advance by the Representatives. Each such Issuer Free Writing Prospectus complies in all material respects with the Securities Act, has been or will be (within the time period specified in Rule 433) filed in accordance with the Securities Act (to the extent required thereby) and does not conflict with the information contained in the Registration Statement or the Pricing Disclosure Package, and, when taken together with the Preliminary Prospectus filed prior to the first use of such Issuer Free Writing Prospectus, did not, and as of the Closing Date and as of the Additional Closing Date, as the case may be, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to any statements or omissions made in each such Issuer Free Writing Prospectus or Preliminary Prospectus in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use in such Issuer Free Writing Prospectus or Preliminary Prospectus, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 7(b) hereof.

(d)       Registration Statement and Prospectus. The Registration Statement is an “automatic shelf registration statement” as defined under Rule 405 of the Securities Act that has been filed with the Commission not earlier than three years prior to the date hereof; and no notice of objection of the Commission to the use of such registration statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act has been received by the Company. No order suspending the effectiveness of the Registration Statement has been issued by the Commission, and no proceeding for that purpose or pursuant to Section 8A of the Securities Act against the Company or related to the offering of the Shares has been initiated or threatened by the Commission; as of the applicable effective date of the Registration Statement and any post-effective amendment thereto, the Registration Statement and any such post-effective amendment complied and will comply in all material respects with the Securities Act, and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading; and as of the date of the Prospectus and any amendment or supplement thereto and as of the Closing Date and as of the Additional Closing Date, as the case may be, the Prospectus will comply in all material respects with the Securities Act and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use in the Registration Statement and the Prospectus and any amendment or supplement thereto, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 7(b) hereof.

(e)       Incorporated Documents. The documents incorporated by reference in the Registration Statement, the Prospectus and the Pricing Disclosure Package, at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, and, when read together and with the other information in the Prospectus, the Pricing Disclosure Package and the Registration Statement did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f)       Financial Statements. The consolidated financial statements included or incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus present fairly in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the dates indicated and the results of their operations for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis during the periods involved, except as indicated therein; the supporting schedules included or incorporated by reference in the Registration Statement, if any, present fairly the information required to be stated therein. No pro forma financial information is required to be filed with the Commission pursuant to any acquisitions or dispositions by the Company pursuant to Regulation S-X with respect to any acquisitions or dispositions by the Company since January 1, 2017.

(g)       No Material Adverse Change. Since the respective dates as of which information is given in the Registration Statement, the Pricing Disclosure Package and the Prospectus, except as may otherwise be stated therein or contemplated thereby, (i) there has been no material adverse change in the condition (financial or other), earnings, results of operations, business or properties of the Company and its subsidiaries, considered as one enterprise, whether or not arising from transactions in the ordinary course of business and (ii) there have been no material transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business.

(h)       Organization and Good Standing. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware with corporate power and authority to own, lease and operate its properties and conduct its business as now being conducted and as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify would not have a material adverse effect on the condition (financial or other), earnings, results of operations, business or properties of the Company and its subsidiaries, considered as one enterprise (a “Material Adverse Effect”).

(i)       Material Subsidiaries. Schedule 2 hereto sets forth each domestic and foreign subsidiary of the Company which the Company deems to be a “significant subsidiary” (each, a “Material Subsidiary” and collectively, the “Material Subsidiaries”). Each Material Subsidiary of the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and conduct its business as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to be in good standing or to so qualify would not have a Material Adverse Effect, and, except as otherwise disclosed in the Registration Statement, the Pricing Disclosure Package or the Prospectus, all of the issued and outstanding capital stock of each such Material Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company (except for directors’ qualifying shares and shares held by individuals for the purpose of satisfying the legal requirements of the jurisdiction of incorporation), directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity.

(j)       Capitalization. The Company has an authorized capitalization as set forth in the Registration Statement, the Pricing Disclosure Package and the Prospectus under the heading “Capitalization”; all the outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and are not subject to any pre-emptive or similar rights; except as described in or expressly contemplated by the Registration Statement, the Pricing Disclosure Package and the Prospectus, there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in the Company or any of its subsidiaries, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of the Company or any such subsidiary, any such convertible or exchangeable securities or any such rights, warrants or options; and the capital stock of the Company conforms in all material respects to the description thereof contained in the Registration Statement, the Pricing Disclosure Package and the Prospectus.

(k)       Due Authorization. The Company has full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(l)       Underwriting Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(m)       The Shares. The Shares to be issued and sold by the Company hereunder have been duly authorized by the Company and, when issued and delivered and paid for as provided herein, will be duly and validly issued, will be fully paid and nonassessable and will conform to the descriptions thereof in the Registration Statement, the Pricing Disclosure Package and the Prospectus; and the issuance of the Shares is not subject to any preemptive or similar rights.

(n)       Accuracy of Disclosure. The statements set forth in the Pricing Disclosure Package and the Prospectus, as amended or supplemented, under the caption “Description of Capital Stock.” insofar as they purport to constitute a summary of the terms of the Shares or the Company’s Third Restated Certificate of Incorporation or Amended and Restated By-laws, insofar as they purport to describe the provisions of the documents referred to therein, are accurate, complete and fair in all material respects.

(o)       Descriptions of the Underwriting Agreement. This Agreement conforms in all material respects to the description thereof contained in the Registration Statement, the Pricing Disclosure Package and the Prospectus.

(p)       No Violation or Default; No Conflict; No Consent. Neither the Company nor any of its subsidiaries is in violation of its or any of their charters or bylaws, or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it or any of them is a party or by which it or any of them or their properties may be bound where any such violation or default would have a Material Adverse Effect; and the execution of this Agreement, the issuance and sale of the Shares and the consummation of the transactions contemplated by this Agreement or the Pricing Disclosure Package and the Prospectus have been duly authorized by all necessary corporate action and will not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound or to which any of the property or assets of the Company or any of its subsidiaries is subject where any such conflict, breach, default, creation or imposition would have a Material Adverse Effect, nor will such action result in any violation of the provisions of the charter or bylaws of the Company or, to the best of its knowledge, any law, administrative regulation or administrative or court decree (except for such violations of any law, administrative regulation or administrative or court decree that would not have a Material Adverse Effect and would not have a material adverse effect on the Company’s ability to consummate the transactions contemplated by this Agreement), and no consent, approval, authorization or order of any court or governmental authority or agency is required for the consummation by the Company of the transactions contemplated by this Agreement, (including the issuance and sale of the Shares) except such as may be required under the Securities Act or state securities or “blue sky” laws.

(q)       Permits. The Company and its Material Subsidiaries possess adequate certificates, authorities or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except such certificates, authorities or permits which are not material to such conduct of their business, and neither the Company nor any of its Material Subsidiaries has, to the knowledge of the Company, received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit which, singly or in the aggregate, if the subject of any unfavorable decision, ruling or finding, would have a Material Adverse Effect.

(r)        Legal Proceedings. Except as set forth in the Registration Statement or the Pricing Disclosure Package and the Prospectus, there is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries that might reasonably be expected to result in a Material Adverse Effect, or that might reasonably be expected to materially and adversely affect the offering of the Shares.

(s)       Contracts. There are no contracts or documents of the Company or any of its subsidiaries which are required to be filed as exhibits to the Registration Statement (including the documents incorporated by reference therein) by the Securities Act which have not been so filed.

(t)       Intellectual Property. Except as disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus, and except as where such failure would not have a Material Adverse Effect, the Company and its subsidiaries own, possess, license or have the right to use the patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names and other rights or interests in items of intellectual property as are necessary for the operation and conduct of the businesses now operated by them (the “patent and proprietary rights”); and except as disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus, the Company has no knowledge of any infringement of or conflict with asserted rights of others with respect to any patent and proprietary rights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, and, except as disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus, the Company has no knowledge that any person or entity is infringing or otherwise violating any of the Company’s patents, trademarks, servicemarks or copyrights in a manner that could materially affect the use thereof by the Company or any of its subsidiaries and which infringement would have a Material Adverse Effect.

(u)       Investment Company Act. The Company is not, and, after giving effect to the offering and sale of the Shares, the offering and sale of the Mandatory Convertible Preferred Stock in the Mandatory Convertible Preferred Stock Offering and the application of the proceeds thereof as described in the Pricing Disclosure Package and the Prospectus, will not be an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(v)       No Labor Disputes. No labor disturbance by the employees of the Company or any subsidiary exists or, to the knowledge of the Company, is imminent which might reasonably be expected to have a Material Adverse Effect.

(w)       Certain Environmental Matters. Except as described in the Registration Statement or the Pricing Disclosure Package and the Prospectus and except as could not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, the properties, assets and operations of each of the Company and its subsidiaries are in compliance with all applicable federal, state, local and foreign laws (including, without limitation, common law), rules and regulations, orders, decrees, judgments, permits and licenses relating to worker health and safety, and to the protection and clean-up of the natural environment and to the protection or preservation of natural resources, including, without limitation, those relating to the processing, manufacturing, generation, handling, disposal, transportation or release of hazardous materials (collectively, “Environmental Laws”). With respect to such properties, assets and operations, there are no events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of its subsidiaries of which the Company is aware that may interfere with or prevent compliance or continued compliance with applicable Environmental Laws or otherwise result in liability to the Company or any of its subsidiaries pursuant to applicable Environmental Law in a manner that could reasonably be expected to have a Material Adverse Effect. Except as described in the Registration Statement or the Pricing Disclosure Package and the Prospectus and except as could not reasonably be expected to have a Material Adverse Effect, (A) to the Company’s knowledge, none of the Company or any of its subsidiaries is the subject of any federal, state, local or foreign investigation pursuant to Environmental Laws, (B) none of the Company or any of its subsidiaries has received any written notice or claim pursuant to Environmental Laws and (C) there are no pending, or, to the knowledge of the Company, threatened actions, suits or proceedings against the Company, any of its subsidiaries or its properties, assets or operations, in connection with any Environmental Laws. The term “hazardous materials” shall mean those substances that are regulated by or pursuant to any applicable Environmental Laws.

(x)       Accounting Controls. The Company maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that have been designed by, or under the supervision of, the Company’s principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

(y)       No Conflicts with Sanctions Laws. The Company has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Company, its subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and Sanctions applicable to the Company, its subsidiaries and their respective directors, officers and employees, and the Company, its subsidiaries and, to the knowledge of the Company, their respective officers and employees and directors are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. As of the Applicable Time, at the Closing Date and at the Additional Closing Date,

none of (a) the Company, any subsidiary or, to the knowledge of the Company, any of their respective directors or officers or (b) to the knowledge of the Company, any of the Company or such subsidiary’s respective employees is or will be a Sanctioned Person or organized or resident in a Sanctioned Country. No use of proceeds of the offering of the Shares hereunder will be used by the Company or any of its subsidiaries directly or to its knowledge indirectly to violate applicable Anti-Corruption Laws or applicable Sanctions. The term “Anti-Corruption Laws” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended, and all similar laws, rules, and regulations of any jurisdiction applicable to the Company or its subsidiaries prohibiting bribery or corruption. “Sanctioned Country” shall mean a country or territory, which is itself a subject or target of any Sanctions (as of the Applicable Time and at the Closing Time, the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria). “Sanctioned Person” shall mean (a) any person listed in any Sanctions-related list of designated persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or the United Kingdom, (b) any person operating, organized or resident in a Sanctioned Country or (c) any person 50 percent or more owned or controlled by any such person. “Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or the United Kingdom.

(z)       No Registration Rights. No holders of securities of the Company have rights to the registration of such securities under the Registration Statement.

(aa)     Status under the Securities Act. At the time of filing the Registration Statement and any post-effective amendment thereto, at the earliest time thereafter that the Company or any offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Securities Act) of the Shares and at the date hereof, the Company was not and is not an “ineligible issuer,” and is a well-known seasoned issuer, in each case as defined in Rule 405 under the Securities Act. The Company has paid the registration fee for this offering pursuant to Rule 456(b)(1) under the Securities Act or will pay such fee within the time period required by such rule (without giving effect to the proviso therein) and in any event prior to the Closing Date.

Any certificate signed by any officer of the Company and delivered to the Representatives or counsel for the Underwriters in connection with an offering of Securities shall be deemed a representation and warranty by the Company, as to the matters covered thereby, to each Underwriter.

4.       Further Agreements of the Company. The Company covenants and agrees with each Underwriter that:

(a)       Required Filings. The Company will file the final Prospectus with the Commission within the time periods specified by Rule 424(b) and Rule 430B under the Securities Act, will file any Issuer Free Writing Prospectus to the extent required by Rule 433 under the Securities Act; and the Company will file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus and for so long as the delivery of a prospectus is required in connection with the offering or sale of the Shares; and the Company will furnish copies of the Prospectus and each Issuer Free Writing Prospectus (to the extent not previously delivered) to the Underwriters in New York City prior to 10:00 A.M., New York City time, on the business day next succeeding the date of this Agreement in such quantities as the Representatives may reasonably request. The Company will pay the registration fee for this offering within the time period required by Rule 456(b)(1) under the Securities Act (without giving effect to the proviso therein) and in any event prior to the Closing Date.

(b)       Delivery of Copies. The Company will deliver, without charge, (i) to the Representatives, two signed copies of the Registration Statement as originally filed and each amendment thereto, in each case including all exhibits and consents filed therewith and documents incorporated by reference therein; and (ii) to each Underwriter (A) a conformed copy of the Registration Statement as originally filed and each amendment thereto (without exhibits) and (B) during the Prospectus Delivery Period (as defined below), as many copies of the Prospectus (including all amendments and supplements thereto and documents incorporated by reference therein and each Issuer Free Writing Prospectus) as the Representatives may reasonably request. As used herein, the term “Prospectus Delivery Period” means such period of time after the first date of the public offering of the Shares as in the opinion of counsel for the Underwriters a prospectus relating to the Shares is required by law to be delivered (or required to be delivered but for Rule 172 under the Securities Act) in connection with sales of the Shares by any Underwriter or dealer.

(c)       Amendments or Supplements, Issuer Free Writing Prospectuses. Before making, preparing, using, authorizing, approving, referring to or filing any Issuer Free Writing Prospectus, and before filing any amendment or supplement to the Registration Statement, the Pricing Disclosure Package or the Prospectus, whether before or after the time that the Registration Statement becomes effective, the Company will furnish to the Representatives and counsel for the Underwriters a copy of the proposed Issuer Free Writing Prospectus, amendment or supplement for review and will not make, prepare, use, authorize, approve, refer to or file any such Issuer Free Writing Prospectus or file any such proposed amendment or supplement to which the Representatives reasonably object.

(d)       Notice to the Representatives. The Company will advise the Representatives promptly, and confirm such advice in writing, (i) when any amendment to the Registration Statement has been filed or becomes effective; (ii) when any supplement to the Pricing Disclosure Package, the Prospectus, any Issuer Free Writing Prospectus or any amendment to the Prospectus has been filed or distributed; (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or the receipt of any comments from the Commission relating to the Registration Statement or any other request by the Commission for any additional information; (iv) of the issuance by the Commission or any other governmental or regulatory authority of any order suspending the effectiveness of the Registration Statement or preventing or suspending the use of any Preliminary Prospectus, any of the Pricing Disclosure Package or the Prospectus or the initiation or threatening of any proceeding for that purpose or pursuant to Section 8A of the Securities Act; (v) of the occurrence of any event or development within the Prospectus Delivery Period as a result of which the Prospectus, any of the Pricing Disclosure Package or any Issuer Free Writing Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Prospectus, the Pricing Disclosure Package or any such Issuer Free Writing Prospectus is delivered to a purchaser, not misleading; (vi) of the receipt by the Company of any notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act; and (vii) of the receipt by the Company of any notice with respect to any suspension of the qualification of the Shares for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and the Company will use its reasonable best efforts to prevent the issuance of any such order suspending the effectiveness of the Registration Statement, preventing or suspending the use of any Preliminary Prospectus, any of the Pricing Disclosure Package or the Prospectus or suspending any such qualification of the Shares and, if any such order is issued, will obtain as soon as possible the withdrawal thereof.

(e)       Ongoing Compliance. (1) If during the Prospectus Delivery Period (i) any event or development shall occur or condition shall exist as a result of which the Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Prospectus is delivered to a purchaser, not misleading or (ii) it is necessary to amend or supplement the Prospectus to comply with law, the Company will immediately notify the Underwriters thereof and forthwith prepare and, subject to paragraph (c) above, file with the Commission and furnish to the Underwriters and to such dealers as the Representatives may designate such amendments or supplements to the Prospectus (or any document to be filed with the Commission and incorporated by reference therein) as may be necessary so that the statements in the Prospectus as so amended or supplemented (or any document to be filed with the Commission and incorporated by reference therein) will not, in the light of the circumstances existing when the Prospectus is delivered to a purchaser, be misleading or so that the Prospectus will comply with law and (2) if at any time prior to the Closing Date (i) any event or development shall occur or condition shall exist as a result of which the Pricing Disclosure Package as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Pricing Disclosure Package is delivered to a purchaser, not misleading or (ii) it is necessary to amend or supplement the Pricing Disclosure Package to comply with law, the Company will immediately notify the Underwriters thereof and forthwith prepare and, subject to paragraph (c) above, file with the Commission (to the extent required) and furnish to the Underwriters and to such dealers as the Representatives may designate such amendments or supplements to the Pricing Disclosure Package (or any document to be filed with the Commission and incorporated by reference therein) as may be necessary so that the statements in the Pricing Disclosure Package as so amended or supplemented will not, in the light of the circumstances existing when the Pricing Disclosure Package is delivered to a purchaser, be misleading or so that the Pricing Disclosure Package will comply with law.

(f)        Blue Sky Compliance. The Company will arrange for the qualification of the Shares for offering and sale under the laws of such jurisdictions as the Representatives, after consultation with the Company, may collectively designate and will maintain such qualifications in effect so long as required for the distribution of the Shares, provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(g)       Earning Statement. The Company will make generally available to its security holders and to the Representatives as soon as practicable earnings statements of the Company that will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 of the Commission promulgated thereunder.

(h)       Clear Market. For a period of 90 days after the date of the Prospectus, the Company will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the Commission a registration statement under the Securities Act relating to, any shares of Stock or any securities convertible into or exercisable or exchangeable for Stock, or publicly disclose the intention to undertake any of the foregoing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Stock or such other securities, in cash or otherwise, without the prior written consent of the Representatives, other than the Shares to be sold hereunder.

The restrictions described above do not apply to (i) the issuance of shares of Stock or securities convertible into or exercisable for shares of Stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of restricted stock units (including net settlement), in each case outstanding on the date of this Agreement and described in the Prospectus; (ii) grants of stock options, stock awards, restricted stock, restricted stock units, or other equity awards and the issuance of shares of Stock or securities convertible into or exercisable or exchangeable for shares of Stock (whether upon the exercise of stock options or otherwise) to the Company’s employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the Closing Date and described in the Prospectus, provided that such recipients enter into a lock-up agreement with the Underwriters; (iii) the issuance of the Mandatory Convertible Preferred Stock in the

Mandatory Convertible Preferred Stock Offering or any shares of Common Stock upon settlement thereof; (iv) the issuance of shares of Common Stock issuable as dividends on the Mandatory Convertible Preferred Stock; (v) the issuance of up to 2.5% of the outstanding shares of Stock, or securities convertible into, exercisable for, or which are otherwise exchangeable for, Stock, immediately following the Closing Date, in acquisitions or other similar strategic transactions, provided that such recipients enter into a lock-up agreement with the Underwriters; or (vi) the filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of this Agreement and described in the Prospectus or any assumed benefit plan pursuant to an acquisition or similar strategic transaction.

(i)        Use of Proceeds. The Company will apply the net proceeds from the sale of the Shares as described in each of the Registration Statement, the Pricing Disclosure Package and the Prospectus under the heading “Use of Proceeds”.

(j)        No Stabilization. Neither the Company nor its subsidiaries or affiliates will take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Stock.

(k)       Exchange Listing. The Company will use its reasonable best efforts to list, subject to notice of issuance, the Shares on the New York Stock Exchange.

(l)        Reports. So long as the Shares are outstanding, the Company will furnish to the Representatives, as soon as they are available, copies of all reports or other communications (financial or other) furnished to holders of the Shares, and copies of any reports and financial statements furnished to or filed with the Commission or any national securities exchange or automatic quotation system; provided the Company will be deemed to have furnished such reports and financial statements to the Representatives to the extent they are filed on the Commission’s Electronic Data Gathering, Analysis, and Retrieval system.

(m)       Record Retention. The Company will, pursuant to reasonable procedures developed in good faith, retain copies of each Issuer Free Writing Prospectus that is not filed with the Commission in accordance with Rule 433 under the Securities Act.

5.         Certain Agreements of the Underwriters. Each Underwriter hereby represents and agrees that:

(a)       It has not and will not use, authorize use of, refer to or participate in the planning for use of, any “free writing prospectus”, as defined in Rule 405 under the Securities Act (which term includes use of any written information furnished to the Commission by the Company and not incorporated by reference into the Registration Statement and any press release issued by the Company) other than (i) a free writing prospectus that contains no “issuer information” (as defined in Rule 433(h)(2) under the Securities Act) that was not included (including through incorporation by reference) in the Preliminary Prospectus or a previously filed Issuer Free Writing Prospectus, (ii) any Issuer Free Writing Prospectus listed on Annex A or prepared pursuant to Section 3(c) or Section 4(c) above (including any electronic road show), or (iii) any free writing prospectus prepared by such underwriter and approved by the Company in advance in writing.

(b)       It has not and will not, without the prior written consent of the Company, use any free writing prospectus that contains the final terms of the Shares unless such terms have previously been included in a free writing prospectus filed with the Commission; provided that Underwriters may use a term sheet substantially in the form of Annex B hereto without the consent of the Company; provided further that any Underwriter using such term sheet shall notify the Company, and provide a copy of such term sheet to the Company, prior to, or substantially concurrently with, the first use of such term sheet.

(c)       It is not subject to any pending proceeding under Section 8A of the Securities Act with respect to the offering (and will promptly notify the Company if any such proceeding against it is initiated during the Prospectus Delivery Period).

6.         Conditions of Underwriters’ Obligations. The obligation of each Underwriter to purchase the Underwritten Shares on the Closing Date or the Option Shares on the Additional Closing Date, as the case may be, as provided herein is subject to the performance by the Company of its covenants and other obligations hereunder and to the following additional conditions:

(a)       Registration Compliance; No Stop Order. No order suspending the effectiveness of the Registration Statement shall be in effect, and no proceeding for such purpose, pursuant to Rule 401(g)(2) or pursuant to Section 8A under the Securities Act shall be pending before or threatened by the Commission; the Prospectus and each Issuer Free Writing Prospectus shall have been timely filed with the Commission under the Securities Act (in the case of an Issuer Free Writing Prospectus, to the extent required by Rule 433 under the Securities Act) and in accordance with Section 4(a) hereof; and all requests by the Commission for additional information shall have been complied with to the reasonable satisfaction of the Representatives.

(b)       Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct on the date hereof and on and as of the Closing Date or the Additional Closing Date, as the case may be; and the statements of the Company and its officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date or the Additional Closing Date, as the case may be.

(c)       No Downgrade. Subsequent to the earlier of (A) the Applicable Time and (B) the execution and delivery of this Agreement, (i) no downgrading shall have occurred in the rating accorded any debt securities, convertible securities or preferred stock issued, or guaranteed by, the Company or any of its subsidiaries by any “nationally recognized statistical rating organization,” as such term is defined under Section 3(a)(62) under the Exchange Act and (ii) no such organization shall have publicly announced that it has under surveillance or review, or has changed its outlook with respect to, its rating of any such debt securities or preferred stock issued or guaranteed by the Company or any of its subsidiaries (other than an announcement with positive implications of a possible upgrading).

(d)       No Material Adverse Change. On and as of the Closing Date and the Additional Closing Date there shall not have been, since the Applicable Time or since the date and time of which information is given in the Pricing Disclosure Package, any material adverse change in the condition (financial or otherwise), earnings, results of operations, business or properties of the Company and its subsidiaries considered as one enterprise, whether or not arising from transactions in the ordinary course of business, except as set forth or contemplated in the Pricing Disclosure Package and the Prospectus (exclusive of any supplement thereto), and the Company shall have furnished to the Representatives a certificate of the Company, signed by the Chairman of the Board, the Chief Executive Officer, the President, the principal financial officer or the principal accounting officer of the Company, dated as of such Closing Date or Additional Closing Date, to the effect that:

(i) the representations and warranties of the Company in this Agreement are true and correct in all material respects on and as of such Closing Date or Additional Closing Date, as applicable, with the same effect as if made at the Closing Date or Additional Closing Date, as the case may be, and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date or Additional Closing Date, as the case may be;

(ii) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the Company’s knowledge, threatened; and

(iii) since the date of the most recent financial statements or financial data included or incorporated by reference in the Pricing Disclosure Package or the Prospectus (exclusive of any supplement thereto), there has been no material adverse change in the condition (financial or other), earnings, results of operations, business or properties of the Company and its subsidiaries, considered as one enterprise, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Pricing Disclosure Package and the Prospectus (exclusive of any supplement thereto).

(e)       Comfort Letters. On the date of this Agreement and on the Closing Date or the Additional Closing Date, as the case may be, Ernst & Young LLP shall have furnished to the Representatives, at the request of the Company, letters, dated the respective dates of delivery thereof and addressed to the Underwriters, in form and substance reasonably satisfactory to the Representatives, containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained or incorporated by reference in each of the Registration Statement, the Pricing Disclosure Package and the Prospectus; provided, that the letter delivered on the Closing Date or the Additional Closing Date, as the case may be, shall use a “cut-off” date no more than five business days prior to such Closing Date or such Additional Closing Date, as the case may be.

(f)        Opinion of Vice President, Chief Corporate Counsel and Assistant Secretary of the Company. The Representatives shall have received on and as of the Closing Date or the Additional Closing Date, as the case may be, an opinion, addressed to the Underwriters, of Vance R. Brown, Vice President, Chief Corporate Counsel and Assistant Secretary of the Company, shall have furnished to the Representatives, in form and substance reasonably satisfactory to the Representatives, to the effect set forth in Annex C hereto.

(g)       Opinion and 10b-5 Statement of Counsel for the Company. Shearman & Sterling LLP, counsel for the Company, shall have furnished to the Representatives, at the request of the Company, their written opinion and 10b-5 statement, dated the Closing Date or the Additional Closing Date, as the case may be, and addressed to the Underwriters, in form and substance reasonably satisfactory to the Representatives, to the effect set forth in Annex D hereto.

(h)       Opinion and 10b-5 Statement of Counsel for the Underwriters. The Representatives shall have received on and as of the Closing Date or the Additional Closing Date, as the case may be, an opinion and 10b-5 statement, addressed to the Underwriters, of Simpson Thacher & Bartlett LLP, counsel for the Underwriters, with respect to such matters as the Representatives may reasonably request, and such counsel shall have received such documents and information as they may reasonably request to enable them to pass upon such matters.

(i)        No Legal Impediment to Issuance and Sale. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date or the Additional Closing Date, as the case may be, prevent the issuance or sale of the Shares; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date or the Additional Closing Date, as the case may be, prevent the issuance or sale of the Shares.

(j)        Good Standing. The Representatives shall have received on and as of the Closing Date or the Additional Closing Date, as the case may be, satisfactory evidence of the good standing of the Company and its subsidiaries in their respective jurisdictions of organization and their good standing in such other jurisdictions as the Representatives may reasonably request, in each case in writing or any standard form of telecommunication from the appropriate governmental authorities of such jurisdictions.

(k)       Exchange Listing. The Shares to be delivered on the Closing Date or the Additional Closing Date, as the case may be, shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(l)        Lock-up Agreements. The “lock-up” agreements, each substantially in the form of Exhibit A hereto, between you and certain officers and directors of the Company relating to sales and certain other dispositions of shares of Stock or certain other securities, delivered to you on or before the date hereof, shall be full force and effect on the Closing Date or the Additional Closing Date, as the case may be.

(m)       Additional Documents. On or prior to the Closing Date or the Additional Closing Date, as the case may be, the Company shall have furnished to the Representatives such further certificates and documents as the Representatives may reasonably request.

All opinions, letters, certificates and evidence mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Underwriters.

7.         Indemnification and Contribution.

(a)       Indemnification of the Underwriters. The Company agrees to indemnify and hold harmless each Underwriter and each person, if any, who controls any Underwriter within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, against any and all losses, liabilities, claims, damages and expenses whatsoever as incurred (including but not limited to reasonable attorneys’ fees and any and all expenses reasonably and necessarily incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation), joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, liabilities, claims, damages or expenses (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Shares, as originally filed or any amendment thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or (ii) any untrue statement or alleged untrue statement of a material fact contained in any related Preliminary Prospectus, any Issuer Free Writing Prospectus, the Pricing Disclosure Package or the Prospectus, or in any supplement thereto or amendment thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company will not be liable in any such case to the extent, but only to the extent, that any such loss, liability, claim, damage or expense arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter through the Representatives expressly for use therein; it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in paragraph (b) below.

(b)       Indemnification of the Company. Each Underwriter severally, and not jointly, agrees to indemnify and hold harmless the Company, each of the directors of the Company, each of the officers of the Company who shall have signed the Registration Statement, and each other person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, against any losses, liabilities, claims, damages and expenses whatsoever as incurred (including but not limited to reasonable attorneys’ fees and any and all expenses reasonably and necessarily incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation) to which they or any of them may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, liabilities, claims, damages or expenses (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Shares, as originally filed or any amendment thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or (ii) upon any untrue statement or alleged untrue statement of a material fact contained in any related Preliminary Prospectus, any Issuer Free Writing Prospectus, the Pricing Disclosure Package or the Prospectus, or in any supplement thereto or amendment thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that any such loss, liability, claim, damage or expense arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Underwriter expressly for use in the Registration Statement, the Prospectus (or any amendment or supplement thereto), any Preliminary Prospectus, any Issuer Free Writing Prospectus, any road show or any Pricing Disclosure Package (including any Pricing Disclosure Package that has subsequently been amended), it being understood and agreed upon that the only such information furnished by any Underwriter consists of the following information in the Prospectus furnished on behalf of each Underwriter: the names of the Underwriters and their respective allocations; the concession and reallowance figures appearing in the third paragraph under the caption “Underwriting”, the information relating to the Underwriters’ stabilization activities contained in the fifteenth, sixteenth and seventeenth paragraphs under the caption “Underwriting” and the information relating to any relationships between the Underwriters and the Company contained in the nineteenth and twentieth paragraph under the caption “Underwriting”.

(c)       Notice and Procedures. Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify each party against whom indemnification is to be sought in writing of the commencement thereof (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 7). In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. Notwithstanding the foregoing, the indemnified party or parties shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties unless (i) the employment of such counsel shall have been authorized in writing by one of the indemnifying parties in connection with the defense of such action, (ii) the indemnifying parties shall not have employed counsel reasonably satisfactory to the indemnified parties to have charge of the defense of such action within a reasonable time after notice of commencement of the action, or (iii) such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from or additional to those available to one or all of the indemnifying parties (in which case the indemnifying parties shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events such fees and expenses shall be borne by the indemnifying parties. Anything in this subsection to the contrary notwithstanding, an indemnifying party shall not be liable for any settlement of any claim or action effected without its written consent; provided, however, that such consent was not unreasonably withheld. No indemnifying party shall, without the written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnification could have been sought hereunder by such indemnified party, unless such settlement (x) includes an unconditional release of such indemnified party, in form and substance reasonably satisfactory to such indemnified party, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)       Expenses of Counsel. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 7(c) hereof effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

(e)       Contribution. In order to provide for contribution in circumstances in which the indemnification provided for in this Section 7(e) is for any reason held to be unavailable from any indemnifying party or is insufficient to hold harmless a party indemnified thereunder, then the indemnifying parties shall contribute to the aggregate losses, claims, damages, liabilities and expenses of the nature contemplated by such indemnification provision (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claims asserted, but after deducting in the case of losses, claims, damages, liabilities and expenses suffered by the Company any contribution received by the Company from persons, other than the Underwriters, who may also be liable for contributions, including persons who control the Company within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, officers of the Company who signed the Registration Statement and directors of the Company) as incurred to which the Company and one or more of the Underwriters may be subject, in such proportions as is appropriate to reflect the relative benefits received by the Company and the Underwriters from the offering of the Shares or, if such allocation is not permitted by applicable law or indemnification is not available as a result of the indemnifying party not having received notice as provided in this Section 7, in such proportion as is appropriate to reflect not only the relative benefits referred to above but also the relative fault of the Company and the Underwriters in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Underwriters shall be deemed to be in the same proportion as (x) the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and (y) the underwriting discounts and commissions received by the Underwriters, respectively, in each case as set forth in the table on the cover page of the Prospectus. The relative fault of the Company and of the Underwriters shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7(e) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this Section 7(e), in no case shall any Underwriter be liable or responsible for any amount in excess of the underwriting discount applicable to the securities purchased by such Underwriter hereunder. Notwithstanding the provisions of this Section 7(e) and the preceding sentence, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7(e), each person, if any, who controls an Underwriter within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act shall have the same rights to contribution as such Underwriter, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, each officer of the Company who shall have signed the Registration Statement and each director of the Company shall have the same rights to contribution as the Company, subject in each case to this Section 7(e). Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties, notify each party or parties from whom contribution may be sought, but the omission to so notify such party or parties shall not relieve the party or parties from whom contribution may be sought from any obligation it or they may have under this Section 7 or otherwise. The obligation of the Underwriters to contribute pursuant to this Section 7 shall be several in proportion to their respective underwriting obligations and not joint.

8.         Effectiveness of Agreement. This Agreement shall become effective as of the date first written above.

9.         Termination. This Agreement may be terminated in the absolute discretion of the Representatives, by notice to the Company, if after the execution and delivery of this Agreement and on or prior to the Closing Date or, in the case of the Option Shares, prior to the Additional Closing Date (i) trading generally shall have been suspended or materially limited on or by any of the New York Stock Exchange or The Nasdaq Stock Market; (ii) trading of any securities issued or guaranteed by the Company shall have been suspended on any exchange or in any over-the-counter market; (iii) a general moratorium on commercial banking activities shall have been declared by federal or New York State authorities; or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis, either within or outside the United States, that, in the judgment of the Representatives, is material and adverse and makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Shares on the Closing Date or the Additional Closing Date, as the case may be, on the terms and in the manner contemplated by this Agreement, the Pricing Disclosure Package and the Prospectus.

10.       Defaulting Underwriter.

(a)        If, on the Closing Date or the Additional Closing Date, as the case may be, any Underwriter defaults on its obligation to purchase the Shares that it has agreed to purchase hereunder on such date, the non-defaulting Underwriters may in their discretion arrange for the purchase of such Shares by other persons satisfactory to the Company on the terms contained in this Agreement. If, within 36 hours after any such default by any Underwriter, the non-defaulting Underwriters do not arrange for the purchase of such Shares, then the Company shall be entitled to a further period of 36 hours within which to procure other persons satisfactory to the non-defaulting Underwriters to purchase such Shares on such terms. If other persons become obligated or agree to purchase the Shares of a defaulting Underwriter, either the non-defaulting Underwriters or the Company may postpone the Closing Date or the Additional Closing Date, as the case may be, for up to five full business days in order to effect any changes that in the opinion of counsel for the Company or counsel for the Underwriters may be necessary in the Registration Statement and the Prospectus or in any other document or arrangement, and the Company agrees to promptly prepare any amendment or supplement to the Registration Statement and the Prospectus that effects any such changes. As used in this Agreement, the term “Underwriter” includes, for all purposes of this Agreement unless the context otherwise requires, any person not listed in Schedule 1 hereto that, pursuant to this Section 10, purchases Shares that a defaulting Underwriter agreed but failed to purchase.

(b)       If, after giving effect to any arrangements for the purchase of the Shares of a defaulting Underwriter or Underwriters by the non-defaulting Underwriters and the Company as provided in paragraph (a) above, the aggregate number of Shares that remain unpurchased on the Closing Date or the Additional Closing Date, as the case may be, does not exceed one-eleventh of the aggregate number of Shares to be purchased on such date, then the Company shall have the right to require each non-defaulting Underwriter to purchase the number of Shares that such Underwriter agreed to purchase hereunder on such date plus such Underwriter’s pro rata share (based on the number of Shares that such Underwriter agreed to purchase on such date) of the Shares of such defaulting Underwriter or Underwriters for which such arrangements have not been made.

(c)       If, after giving effect to any arrangements for the purchase of the Shares of a defaulting Underwriter or Underwriters by the non-defaulting Underwriters and the Company as provided in paragraph (a) above, the aggregate number of Shares that remain unpurchased on the Closing Date or the Additional Closing Date, as the case may be, exceeds one-eleventh of the aggregate amount of Shares to be purchased on such date, or if the Company shall not exercise the right described in paragraph (b) above, then this Agreement or, with respect to any Additional Closing Date, the obligation of the Underwriters to purchase Shares on the Additional Closing Date, as the case may be, shall terminate without liability on the part of the non-defaulting Underwriters. Any termination of this Agreement pursuant to this Section 10 shall be without liability on the part of the Company, except that the Company will continue to be liable for the payment of expenses as set forth in Section 11 hereof and except that the provisions of Section 7 hereof shall not terminate and shall remain in effect.

(d)       Nothing contained herein shall relieve a defaulting Underwriter of any liability it may have to the Company or any non-defaulting Underwriter for damages caused by its default.

11.       Payment of Expenses.

(a)       The Company will pay all reasonable and necessary expenses incident to the performance of its obligations under this Agreement, including (i) the preparing, printing or other production and filing of the Registration Statement (as originally filed) and all amendments thereto, (ii) the preparation, issuance and delivery of the Shares to the Underwriters, (iii) the reasonable fees and disbursements of the Company’s counsel and accountants, (iv) the qualification of the Shares under securities laws in accordance with the provisions of Section 4(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation of any Blue Sky Memorandum, (v) the printing or other production and delivery to the Underwriters in quantities as hereinabove stated of copies of the Preliminary Prospectus, any Issuer Free Writing Prospectus and the Prospectus and any amendments or supplements thereto, (vi) the production and delivery to the Underwriters of copies of any Blue Sky Memorandum reasonably requested by the Representatives, (vii) the fees and expenses, if any, incurred in connection with the listing of the Shares on the New York Stock Exchange, (viii) the cost of preparing stock certificates, (ix) the costs and charges of any transfer agent and any registrar and (x) (A) the fees and expenses, if any, incurred in connection with any filing with, and clearance of the offering by, the Financial Industry Regulatory Authority, Inc. and (B) the reasonable fees and expenses of counsel for the Underwriters in connection therewith.

(b)       If (i) this Agreement is terminated pursuant to Section 9, (ii) the Company for any reason fails to tender the Shares for delivery to the Underwriters or (iii) the Underwriters decline to purchase the Shares for any reason permitted under this Agreement, the Company agrees to reimburse the Underwriters for all out-of-pocket costs and expenses (including the fees and expenses of their counsel) reasonably incurred by the Underwriters in connection with this Agreement and the offering contemplated hereby.

12.       Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and any controlling persons referred to herein, and the affiliates of each Underwriter referred to in Section 7 hereof. Nothing in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. No purchaser of Shares from any Underwriter shall be deemed to be a successor merely by reason of such purchase.

13.       Survival. The respective indemnities, rights of contribution, representations, warranties and agreements of the Company and the Underwriters contained in this Agreement or made by or on behalf of the Company or the Underwriters pursuant to this Agreement or any certificate delivered pursuant hereto shall survive the delivery of and payment for the Shares and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of the Company or the Underwriters or the directors, officers, controlling persons or affiliates referred to in Section 7 hereof.

14.       Certain Defined Terms. For purposes of this Agreement, (a) except where otherwise expressly provided, the term “affiliate” has the meaning set forth in Rule 405 under the Securities Act; (b) the term “business day” means any day other than a day on which banks are permitted or required to be closed in New York City; (c) the term “subsidiary” has the meaning set forth in Rule 405 under the Securities Act; and (d) the term “significant subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Exchange Act.

15.       Compliance with USA Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

16.       Miscellaneous.

(a)       Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication. Notices to the Underwriters shall be given to the Representatives c/o J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179 (Facsimile: (212) 622-8358), Attention Equity Syndicate Desk; and BofA Securities, Inc., One Bryant Park, New York, New York 10036 Facsimile: (646) 855 3073, Attention: Syndicate Department with a copy to: Facsimile: (212) 230-8730 Attention: ECM Legal. Notices to the Company shall be given to it at Boston Scientific Corporation, 300 Boston Scientific Way, Marlborough, Massachusetts 01752-1234 (fax: 508-683-4350); Attention of the General Counsel and Corporate Secretary with a copy to the Assistant General Counsel.

(b)       Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(c)       Submission to Jurisdiction. The Company hereby submits to the exclusive jurisdiction of the U.S. federal and New York state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Company waives any objection which it may now or hereafter have to the laying of venue of any such suit or proceeding in such courts. The Company agrees that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Company and may be enforced in any court to the jurisdiction of which Company is subject by a suit upon such judgment.

(d)       Waiver of Jury Trial. Each of the parties hereto hereby waives any right to trial by jury in any suit or proceeding arising out of or relating to this Agreement.

(e)       Recognition of the U.S. Special Resolution Regimes.

(i) In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(ii) In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

As used in this Section 16(e):

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

(f)        Bail-in Clause.

(i) Notwithstanding and to the exclusion of any other term of this Agreement or any other agreements, arrangements, or understanding between the Company and any BRRD Party, the Company acknowledges and accepts that a BRRD Liability arising under this Agreement may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority, and acknowledges, accepts, and agrees to be bound by:

(A) the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of any BRRD Party to the Company under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:

(1) the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(2) the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the relevant BRRD Party or another person, and the issue to or conferral on the Company of such shares, securities or obligations;

(3) the cancellation of the BRRD Liability;

(4) the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

(B) the variation of the terms of this Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

(ii) For the purposes of this Section 16(f), the following definitions shall apply:

“Bail-in Legislation” means in relation to the United Kingdom or a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time;

“Bail-in Powers” means any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant Bail-in Legislation;

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, as amended;

“BRRD Liability” means a liability in respect of which the relevant Write Down and Conversion Powers in the applicable Bail-in Legislation may be exercised;

“BRRD Party” means any Underwriter which qualifies as an institution or entity referred to in paragraphs (a), (b), (c) or (d) of Article 1 of the BRRD, as implemented in the applicable Bail-in Legislation;

“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/pages.aspx?p=499 (or any such successor webpage); and

“Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to the relevant BRRD Party.

(g)       Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

(i)       Amendments or Waivers. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

(j)       Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement..

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours,

BOSTON SCIENTIFIC CORPORATION

By:	/s/ Robert J. Castagna
	Name:	Robert J. Castagna
	Title:	Vice President and Treasurer

Accepted: As of the date first written above

J.P. MORGAN SECURITIES LLC

For itself and on behalf of the
several Underwriters listed
in Schedule 1 hereto.

By:	/s/ Tommy Rueger
Authorized Signatory

Accepted: As of the date first written above

BOFA SECURITIES, INC.

For itself and on behalf of the
several Underwriters listed
in Schedule 1 hereto.

By:	/s/ Milton Hsu
Authorized Signatory

SCHEDULE 1

Underwriters	Number of Shares
J.P. Morgan Securities LLC	7,026,250
BofA Securities, Inc.	7,026,250
Citigroup Global Markets Inc.	1,916,250
Goldman Sachs & Co. LLC	1,916,250
Wells Fargo Securities, LLC	1,277,500
Morgan Stanley & Co. LLC	1,022,000
Barclays Capital Inc.	1,022,000
RBC Capital Markets, LLC	1,022,000
Cowen and Company, LLC	702,625
Evercore Group L.L.C.	702,625
SVB Leerink LLC	702,625
Stifel, Nicolaus & Company, Incorporated	702,625
Scotia Capital (USA) Inc.	511,000
Total	25,550,000

SCHEDULE 2

Material Subsidiaries

1.	Boston Scientific Scimed, Inc.
2.	Target Therapeutics, Inc.
3.	Boston Scientific Group plc
4.	Boston Scientific Limited
5.	Guidant Delaware Holding Corporation
6.	Cardiac Pacemakers, Inc.
7.	Boston Scientific de Costa Rica S.R.L.
8.	Bravo Bidco Limited
9.	Boston Scientific Medical Device Limited
10.	BTG Limited
11.	BTG International (Holdings) Limited

ANNEX A

a.       Pricing Disclosure Package

Final term sheet containing the terms of the Shares and the Mandatory Convertible Preferred Stock, substantially in the form of Annex B

b.       Pricing Information Provided Orally by Underwriters

None.

ANNEX B

Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Supplementing the
Preliminary Prospectuses
dated May 20, 2020

Registration No. 333-238526

Boston Scientific Corporation

(the “Issuer”)

Pricing Term Sheet

May 21, 2020

Concurrent Offerings of

25,550,000 Shares of Common Stock

(the “Common Stock Offering”)

and

8,750,000 Shares of 5.50% Mandatory Convertible Preferred Stock, Series A

(the “Mandatory Convertible Preferred Stock Offering”)

This pricing term sheet relates only to the securities described below and should be read together with (i) in the case of investors purchasing in the Common Stock Offering, the Issuer’s preliminary prospectus supplement dated May 20, 2020 relating to the Common Stock Offering (the “Common Stock Preliminary Prospectus Supplement”), and (ii) in the case of investors purchasing in the Mandatory Convertible Preferred Stock Offering, the Issuer’s preliminary prospectus supplement dated May 20, 2020 relating to the Mandatory Convertible Preferred Stock Offering (the “Mandatory Convertible Preferred Stock Preliminary Prospectus Supplement” and, together with the Common Stock Preliminary Prospectus Supplement, the “Preliminary Prospectus Supplements”), each as filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended, and (ii) the accompanying prospectus dated May 20, 2020, included in the Registration Statement (File No. 333-238526), in each case, including the documents incorporated by reference therein.

Boston Scientific Corporation has increased the size of the Common Stock Offering to $875,087,500 (or $1,006,350,625 if the underwriters’ option to purchase additional shares of common stock is exercised) and the Mandatory Convertible Preferred Stock Offering to $875,000,000 (or $1,006,250,000 if the underwriters’ over-allotment option to purchase additional shares of Mandatory Convertible Preferred Stock is exercised). The final prospectus supplement, dated May 21, 2020, relating to the Common Stock Offering and the final prospectus supplement, dated May 21, 2020, relating to the Mandatory Convertible Preferred Stock Offering will reflect conforming changes relating to increases in the size of the offerings.

Neither the Common Stock Offering nor the Mandatory Convertible Preferred Stock Offering is contingent on the completion of the other offering. Certain capitalized terms used in this pricing term sheet that are not defined herein but that are defined in the Common Stock Preliminary Prospectus Supplement or the Mandatory Convertible Preferred Stock Preliminary Prospectus Supplement, as applicable, have the respective meanings given to such terms in such Preliminary Prospectus Supplement.

Issuer:	Boston Scientific Corporation, a Delaware corporation

Pricing Date:	May 21, 2020

Trade Date:	May 22, 2020

Settlement Date:	May 27, 2020 (T+2)

Common Stock Offering

Title of Securities:	Common stock, par value $0.01 per share, of the Issuer (“Common Stock”)

Number of Shares of Common Stock Offered:	25,550,000 shares (or 29,382,500 shares if the underwriters of the Common Stock Offering exercise in full their option to purchase additional shares of Common Stock)

Common Stock Outstanding after Common Stock Offering:

1,672,427,242 shares (or 1,676,259,742 shares if the underwriters of the Common Stock Offering exercise in full their option to purchase additional shares of common stock), based on shares outstanding as of March 31, 2020

Symbol/Exchange:	BSX/The New York Stock Exchange (“NYSE”)

Last Reported Sale Price of Common Stock on the NYSE on the Pricing Date:	$34.79 per share of Common Stock

Public Offering Price:	$34.25 per share of Common Stock

Underwriting Discount:

$1.0275 per share of Common Stock

$26,252,625 in aggregate (or $30,190,518.75 in aggregate if the underwriters of the Common Stock Offering exercise in full their option to purchase additional shares of Common Stock)

Net Proceeds:	The net proceeds from the Common Stock Offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $847.3 million (or approximately $974.7 million if the underwriters of the Common Stock Offering exercise in full their option to purchase additional shares of Common Stock)

CUSIP / ISIN:	101137 107 / US1011371077

Joint Bookrunners:

J.P. Morgan Securities LLC

BofA Securities, Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

Wells Fargo Securities, LLC

Morgan Stanley & Co. LLC

Barclays Capital Inc.

RBC Capital Markets, LLC

Co-Managers:	Cowen and Company, LLC Evercore Group L.L.C. Stifel, Nicolaus & Company, Incorporated SVB Leerink LLC Scotia Capital (USA) Inc.

Mandatory Convertible Preferred Stock Offering

Title of Securities:	5.50% Mandatory Convertible Preferred Stock, Series A, par value $0.01 per share, of the Issuer (the “Mandatory Convertible Preferred Stock”)

Number of Shares of Mandatory Convertible Preferred Stock Offered:

8,750,000 shares (or 10,062,500 shares if the underwriters of the Mandatory Convertible Preferred Stock Offering exercise in full their over-allotment option to purchase additional shares of Mandatory Convertible Preferred Stock)

Public Offering Price:	$100.00 per share of Mandatory Convertible Preferred Stock

Underwriting Discount:

$3.00 per share of Mandatory Convertible Preferred Stock

$26,250,000 in aggregate (or $30,187,500 in aggregate if the underwriters of the Mandatory Convertible Preferred Stock Offering exercise in full their option to purchase additional shares of Mandatory Convertible Preferred Stock)

Net Proceeds:	The net proceeds from the Mandatory Convertible Preferred Stock Offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $847.3 million (or approximately $974.6 million if the underwriters of the Mandatory Convertible Preferred Stock Offering exercise in full their over-allotment option to purchase additional shares of Mandatory Convertible Preferred Stock).

Use of Proceeds:	The Issuer intends to use a portion of the combined net proceeds from the Mandatory Convertible Preferred Stock Offering and the Common Stock Offerings of $1,694.6 million (or $1,949.3 million if the underwriters for both offerings exercise their options in full) to repay in full the remaining $750.0 million outstanding under the April 2021 Term Loan and to pay related fees, expenses and premiums, after which it will be terminated. The remaining proceeds will be used for general corporate purposes, which may include refinancing or repayment of other outstanding indebtedness and funding potential future acquisitions and investments.

Liquidation Preference:	$100.00 per share of the Mandatory Convertible Preferred Stock.

Dividends:

5.50% of the liquidation preference of $100.00 per share of Mandatory Convertible Preferred Stock per annum. Dividends will accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the first original issue date of the Mandatory Convertible Preferred Stock, and, to the extent the Issuer’s board of directors, or an authorized committee thereof, declares (out of funds legally available for payment in the case of dividends paid in cash or if legally permitted to be issued in the case of dividends paid in shares of Common Stock) a dividend payable with respect to the Mandatory Convertible Preferred Stock, the Issuer will pay such dividends in cash, by delivery of shares of Common Stock or through any combination of cash and shares of Common Stock, as determined by the Issuer in its sole discretion; provided that any unpaid dividends will continue to accumulate on the Mandatory Convertible Preferred Stock, subject to certain exceptions. The Issuer will pay the relevant dividend in shares of common stock until it amends or terminates its Term Loans and Revolving Credit Facility that contain a restriction on its ability to pay cash dividends on its capital stock, or such restrictions are no longer effective under the terms of such credit agreements. The Issuer intends to use a portion of the net proceeds from the Mandatory Convertible Preferred Stock Offering and the Common Stock Offering to repay in full remaining borrowings under, and terminate, the April 2021 Term Loan. Following consummation of the Mandatory Convertible Preferred Stock Offering, the Issuer intends to seek amendments to its Revolving Credit Facility and the February 2021 Term Loan to permit it to pay cash dividends and other distributions on the Mandatory Convertible Preferred Stock. There can be no assurance that the Issuer will be successful in securing any such amendment.

The expected dividend payable on the first Dividend Payment Date of September 1, 2020 is approximately $1.4361 per share of the Mandatory Convertible Preferred Stock. Each subsequent dividend is expected to be $1.375 per share of the Mandatory Convertible Preferred Stock.

Dividend Payment Dates:	March 1, June 1, September 1 and December 1 of each year, commencing on September 1, 2020, and to, and including, June 1, 2023

Dividend Regular Record Dates:	February 15, May 15, August 15 and November 15 immediately preceding the relevant Dividend Payment Date

Initial Price:	$100.00, divided by the Maximum Conversion Rate (as defined below), which is initially $34.25 and equal to the Common Stock Public Offering Price per share in the concurrent Common Stock Offering described above

Threshold Appreciation Price:	$100.00, divided by the Minimum Conversion Rate (as defined below), which is initially $41.96, which represents an approximate 22.50% appreciation of the Initial Price

Mandatory Conversion Date:	The second business day immediately following the last Trading Day of the Settlement Period. The Mandatory Conversion Date is expected to be June 1, 2023.

Conversion Rate:

Upon conversion on the Mandatory Conversion Date, the conversion rate for each share of Mandatory Convertible Preferred Stock will not be more than 2.9197 shares of the Issuer’s Common Stock (the “Maximum Conversion Rate”) and not less than 2.3834 shares of its Common Stock (the “Minimum Conversion Rate”), depending on the Applicable Market Value of its Common Stock, as described below, and subject to certain anti-dilution adjustments.

The “Applicable Market Value” of the Issuer’s Common Stock is the Average VWAP per share of its Common Stock over the 20 consecutive Trading Day period commencing on, and including, the 21st Scheduled Trading Day immediately preceding June 1, 2023 (the “Settlement Period”). The conversion rate will be calculated as described in the Mandatory Convertible Preferred Stock Preliminary Prospectus Supplement and the following table illustrates hypothetical conversion rates per share of the Mandatory Convertible Preferred Stock (assuming no anti-dilution adjustments and assuming that dividends are declared and paid in cash and subject to the provisions described in the Mandatory Convertible Preferred Stock Preliminary Prospectus Supplement with respect to any fractional share of Common Stock).

	Assumed Applicable Market Value of Common Stock	Conversion Rate (number of shares of Common Stock to be received upon mandatory conversion of each share of the Mandatory Convertible Preferred Stock)

	Greater than the Threshold Appreciation Price	2.3834 shares of Common Stock, which is the Minimum Conversion Rate

	Equal to or less than the Threshold Appreciation Price but greater than or equal to the Initial Price	Between 2.3834 and 2.9197 shares of Common Stock, determined by dividing $100.00 by the Applicable Market Value

	Less than the Initial Price	2.9197 shares of Common Stock, which is the Maximum Conversion Rate

Early Conversion at the Option of the Holder:
Other than during a Fundamental Change Conversion Period, at any time prior to June 1, 2023, holders of the Mandatory Convertible Preferred Stock have the option to elect to convert their shares of the Mandatory Convertible Preferred Stock, in whole or in part, at the Minimum Conversion Rate.

Conversion at the Option of the Holder Upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount:

If a Fundamental Change occurs on or prior to June 1, 2023, holders of the Mandatory Convertible Preferred Stock will have the right during the Fundamental Change Conversion Period to convert their shares of the Mandatory Convertible Preferred Stock, in whole or in part, into shares of Common Stock (or Units of Exchange Property as described in the Mandatory Convertible Preferred Stock Preliminary Prospectus) at the Fundamental Change Conversion Rate described below.

Holders who convert their Mandatory Convertible Preferred Stock within the Fundamental Change Conversion Period will also receive (1) a “Fundamental Change Dividend Make-Whole Amount” equal to the present value (calculated using a discount rate of 5.00% per annum) of all dividend payments (excluding any Accumulated Dividend Amount) on their shares of the Mandatory Convertible Preferred Stock for (i) the partial dividend period, if any, from, and including, the Fundamental Change Effective Date to, but excluding, the next Dividend Payment Date and (ii) all remaining full dividend periods from, and including, the Dividend Payment Date following the Fundamental Change Effective Date to, but excluding, the Mandatory Conversion Date, as described in the Mandatory Convertible Preferred Stock Preliminary Prospectus, and (2) the Accumulated Dividend Amount, which equals the aggregate amount of accumulated and unpaid dividends, if any, that have not been declared for dividend periods prior to the relevant Fundamental Change Effective Date, including (but subject to certain exceptions) for the partial dividend period, if any, from, and including, the Dividend Payment Date immediately preceding such Fundamental Change Effective Date to, but excluding, such Fundamental Change Effective Date.

The Issuer may satisfy the Fundamental Change Dividend Make-Whole Amount and/or the Accumulated Dividend Amount in cash, by delivery of shares of Common Stock or through any combination of cash and shares of Common Stock, as determined by the Issuer in its sole discretion, subject to the limitations in its Term Loans and Revolving Credit Facility that contain a restriction on its ability to pay cash distributions on its capital stock. The Issuer intends to use a portion of the net proceeds from the Mandatory Convertible Preferred Stock Offering and the Common Stock Offering to repay in full remaining borrowings under, and terminate, the April 2021 Term Loan. Following consummation of the Mandatory Convertible Preferred Stock Offering, the Issuer intends to seek amendments to its Revolving Credit Facility and the February 2021 Term Loan to permit it to pay cash dividends and other distributions on the Mandatory Convertible Preferred Stock. There can be no assurance that the Issuer will be successful in securing any such amendment.

Fundamental Change Conversion Rate:	The following table sets forth the Fundamental Change Conversion Rate per share of the Mandatory Convertible Preferred Stock for each Fundamental Change Share Price and Fundamental Change Effective Date set forth below:

Fundamental Change Effective Date	Fundamental Change Share Price
	$10.00	$15.00	$20.00	$25.00	$30.00	$34.25	$37.50	$40.00	$41.96	$45.00	$50.00	$55.00	$60.00	$75.00	$100.00
May 27, 2020	2.8542	2.7933	2.7095	2.6255	2.5532	2.5037	2.4729	2.4529	2.4394	2.4214	2.3988	2.3828	2.3715	2.3544	2.3477
June 1, 2021	2.8856	2.8539	2.7863	2.6998	2.6145	2.5520	2.5122	2.4863	2.4687	2.4455	2.4169	2.3973	2.3842	2.3660	2.3601
June 1, 2022	2.9050	2.9007	2.8724	2.8033	2.7052	2.6193	2.5610	2.5225	2.4965	2.4633	2.4248	2.4014	2.3878	2.3739	2.3716
June 1, 2023	2.9197	2.9197	2.9197	2.9197	2.9197	2.9197	2.6667	2.5000	2.3834	2.3834	2.3834	2.3834	2.3834	2.3834	2.3834

The exact Fundamental Change Effective Date and Fundamental Change Share Price may not be set forth in the table, in which case:

	•	if the Fundamental Change Share Price is between two Fundamental Change Share Prices in the table or the Fundamental Change Effective Date is between two Fundamental Change Effective Dates in the table, the Fundamental Change Conversion Rate will be determined by a straight-line interpolation between the Fundamental Change Conversion Rates set forth for the higher and lower Fundamental Change Share Price amounts and the earlier and later Fundamental Change Effective Dates, as applicable, based on a 365- or 366-day year, as applicable;

	•	if the Fundamental Change Share Price is in excess of $100.00 per share (subject to adjustment in the same manner as the Fundamental Change Share Prices set forth in the first row of the table above), then the Fundamental Change Conversion Rate will be the Minimum Conversion Rate; and

	•	if the Fundamental Change Share Price is less than $10.00 per share (subject to adjustment in the same manner as the Fundamental Change Share Prices set forth in the first row of the table above), then the Fundamental Change Conversion Rate will be the Maximum Conversion Rate.

Floor Price:	Initially $11.9875 (approximately 35% of the Initial Price), subject to adjustment as described in the Mandatory Convertible Preferred Stock Preliminary Prospectus.

Maximum Number of Shares of Common Stock Issuable Upon Conversion (Exclusive of Shares Issuable as Payment of Dividends):

25,547,375 shares (or 29,379,482 shares if the underwriters of the Mandatory Convertible Preferred Stock Offering exercise in full their option to purchase additional shares of Mandatory Convertible Preferred Stock)

Symbol/Exchange:	The Issuer intends to apply to list the Mandatory Convertible Preferred Stock on the NYSE under the symbol “BSX PR A” and, if approved, the Issuer expects trading to commence within 30 days of the first original issue date of the Mandatory Convertible Preferred Stock

CUSIP / ISIN:	101137 206 / US1011372067

Bookrunners:

J.P. Morgan Securities LLC

BofA Securities, Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

Wells Fargo Securities, LLC

Morgan Stanley & Co. LLC

Barclays Capital Inc.

RBC Capital Markets, LLC

Co-Managers:	BNP Paribas Securities Corp. DNB Markets, Inc. MUFG Securities Americas Inc. SG Americas Securities, LLC Standard Chartered Bank TD Securities (USA) LLC U.S. Bancorp Investments, Inc.

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read the applicable Preliminary Prospectus Supplement referred to above and the accompanying prospectus in that registration statement for a more complete information about the Issuer and the applicable offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the applicable offering will arrange to send you the prospectus and the applicable Preliminary Prospectus Supplement if you request it by calling J.P. Morgan Securities LLC at (866) 803-9204 or BofA Securities, Inc. at 1-800-294-1322.

The information in this pricing term sheet should be read in conjunction with the applicable Preliminary Prospectus Supplement and the prospectus. The information in this pricing term sheet supersedes the information in the applicable Preliminary Prospectus Supplement and the prospectus to the extent it is inconsistent with the information in the applicable Preliminary Prospectus Supplement or the prospectus.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

ANNEX C

Form of Opinion of Vice President, Chief Corporate Counsel and Assistant Secretary of the Company

ANNEX D

Form of Opinion of Counsel for the Company

EXHIBIT A

FORM OF LOCK-UP AGREEMENT

May [●], 2020

J.P. MORGAN SECURITIES LLC
BOFA SECURITIES, INC.
As Representatives of
the several Underwriters listed in
Schedule 1 to the Underwriting
Agreement referred to below

c/o J.P. Morgan Securities LLC
383 Madison Avenue
New York, NY 10179

c/o BofA Securities, Inc.
One Bryant Park
New York, New York 10036

Re: Boston Scientific Corporation --- Public Offering

Ladies and Gentlemen:

The undersigned understands that you, as Representatives of the several Underwriters, propose to enter into an underwriting agreement (the “Underwriting Agreement”) with Boston Scientific Corporation, a Delaware corporation (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters named in Schedule 1 to the Underwriting Agreement (the “Underwriters”), of common stock, $0.01 par value per share, of the Company (the “Shares”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreement.

In consideration of the Underwriters’ agreement to purchase and make the Public Offering of the Shares, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, the undersigned will not, and will not cause any direct or indirect affiliate to, during the period beginning on the date of this letter agreement (this “Letter Agreement”) and ending at the close of business 90 days after the date of the final prospectus relating to the Public Offering (the “Prospectus”) (such period, the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”) or any securities convertible into or exercisable or exchangeable for Common Stock (including without limitation, Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant)

collectively with the Common Stock, “Lock-Up Securities”), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise, (3) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities, or (4) publicly disclose the intention to do any of the foregoing. The undersigned acknowledges and agrees that the foregoing precludes the undersigned from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (whether by the undersigned or any other person) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Lock-Up Securities, in cash or otherwise.

Notwithstanding the foregoing, the undersigned may:

(a)  transfer the undersigned’s Lock-Up Securities:

(i) as a bona fide gift or gifts, or for bona fide estate planning purposes,

(ii) by will or intestacy,

(iii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, or if the undersigned is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust (for purposes of this Letter Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin),

(iv) to a partnership, limited liability company or other entity of which the undersigned and the immediate family of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests,

(v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv) above,

(vi) if the undersigned is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned (including, for the avoidance of doubt, where the undersigned is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution to members or shareholders of the undersigned,

(vii) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement,

(viii) to the Company from an employee of the Company upon death, disability or termination of employment, in each case, of such employee,

(ix) as part of a sale of the undersigned’s Lock-Up Securities acquired in open market transactions after the closing date for the Public Offering,

(x) to the Company in connection with the vesting, settlement, or exercise of restricted stock units, options, warrants or other rights to purchase shares of Common Stock (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement, or exercise of such restricted stock units, options, warrants or rights, provided that any such shares of Common Stock received upon such exercise, vesting or settlement shall be subject to the terms of this Letter Agreement, and provided further that any such restricted stock units, options, warrants or rights are held by the undersigned pursuant to an agreement or equity awards granted under a stock incentive plan or other equity award plan, each such agreement or plan which is described in the Registration Statement, the Pricing Disclosure Package and the Prospectus,

(xi) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board of Directors of the Company and made to all holders of the Company’s capital stock involving a Change of Control (as defined below) of the Company (for purposes hereof, “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of capital stock if, after such transfer, such person or group of affiliated persons would hold at least a majority of the outstanding voting securities of the Company (or the surviving entity)); provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the undersigned’s Lock-Up Securities shall remain subject to the provisions of this Letter Agreement; or

(xii) pursuant to a trading plan pursuant to Rule 10b5-1 under the Exchange Act (a “10b5-1 Plan”) that was in effect as of, and only shares scheduled for sale thereunder on, the date hereof;

provided that (A) in the case of any transfer or distribution pursuant to clause (a)(i), (ii), (iii), (iv), (v), (vi) and (vii), such transfer shall not involve a disposition for value and each donee, devisee, transferee or distributee shall execute and deliver to the Representatives a lock-up letter in the form of this Letter Agreement, (B) in the case of any transfer or distribution pursuant to clause (a) (i), (ii), (iii), (iv), (v), (vi), (ix) and (x), no filing by any party (donor, donee, devisee, transferor, transferee, distributer or distributee) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the Restricted Period referred to above) and (C) in the case of any sale or disposition of Lock-Up Securities pursuant to clause (a)(xii), that no filing under Section 16(a) of the Exchange Act or other public announcement shall be required or shall be voluntarily made in connection with such sale or disposition during the 90-day restricted period (other than, if required, a Section 16 filing, which filing shall indicate that such transaction was effected pursuant to a 10b5-1 Plan);

(b) exercise options, settle restricted stock units or other equity awards or exercise warrants outstanding as of the date granted pursuant to plans described in the Registration Statement, the Pricing Disclosure Package and the Prospectus; provided that any Lock-up Securities received upon such exercise, vesting or settlement shall be subject to the terms of this Letter Agreement;

(c) convert outstanding preferred stock, warrants to acquire preferred stock or convertible securities into shares of Common Stock or warrants to acquire shares of Common Stock; provided that any such shares of Common Stock or warrants received upon such conversion shall be subject to the terms of this Letter Agreement; and

(d) establish trading plans pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Lock-Up Securities; provided that (1) such plans do not provide for the transfer of Lock-Up Securities during the Restricted Period and (2) no filing by any party under the Exchange Act or other public announcement shall be required or made voluntarily in connection with such trading plan.

In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that, if the Underwriting Agreement does not become effective by June 30, 2020, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, the undersigned shall be released from all obligations under this Letter Agreement. The undersigned understands that the Underwriters are entering into the Underwriting Agreement and proceeding with the Public Offering in reliance upon this Letter Agreement.

This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Any signature to, and delivery of, this Letter Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Very truly yours,

[NAME OF STOCKHOLDER]

By:
Name:
Title: